Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports first quarter results

LEXINGTON, Ky., April 21, 2009 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2009. First quarter revenue was $944 million, down 20 percent compared to revenue of $1.18 billion last year as weak global economic conditions negatively impacted demand for both hardware and supplies.

Earnings Per Share	1Q09	1Q08
GAAP	$0.75	$1.07
Restructuring-related charges & project costs	0.14	0.09
Non-GAAP	$0.89	$1.16

First quarter GAAP earnings per share were $0.75. Excluding $0.14 per share for restructuring-related activities, earnings per share for the first quarter of 2009 would have been $0.89. First quarter 2008 GAAP earnings per share were $1.07. Earnings per share for the first quarter of 2008 would have been $1.16 excluding $0.09 per share for restructuring-related activities.

“While EPS were above our expectation in the quarter, market conditions continue to negatively impact both Lexmark and the overall distributed printing market,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “Despite this, we are continuing to execute well on our key strategic initiatives to reach higher page generating segments of the market and to strengthen the company during this economic downturn.

“During the quarter we made good progress on our cost and expense reduction initiatives. Key strategic milestones during the quarter include the significant expansion of our laser line, particularly in laser multifunction devices and color, the expansion of our U.S. retail distribution, achieving growth this quarter in our branded high end inkjet all-in-ones, and the continuing good growth of our laser multifunction devices," Curlander said.

First quarter Printing Solutions and Services Division revenue of $599 million declined 19 percent year to year. Imaging Solutions Division revenue of $345 million declined 20 percent compared to a year ago.

In the first quarter of 2009:
•	Gross profit margin was 35.3 percent versus 37.1 percent in 2008.
•	Operating expense was $259 million compared to $313 million last year.

•
Operating income margin of 7.9 percent includes $13 million pretax restructuring-related charges. Operating income margin in 2008 of 10.4 percent included $13 million pretax restructuring-related charges.

•	Net earnings for the quarter were $59 million compared to first quarter 2008 net earnings of $102 million.

On a non-GAAP basis, excluding restructuring-related charges, in the first quarter of 2009:
•	Gross profit margin would have been 35.8 percent, down 1.7 percentage points from 37.5 percent in the same period last year, principally due to a decline in product margins.
•	Operating expense would have been $251 million, a reduction of 18 percent from last year primarily driven by reduced marketing and general and administrative expense.
•	Operating income margin would have been 9.3 percent, down from 11.5 percent last year.
•	Net earnings would have been $70 million, compared to $111 million in the first quarter of 2008.

The company ended the quarter with $811 million in cash and current marketable securities. First quarter net cash used for operating activities was $86 million. Capital expenditures for the quarter were $68 million. Depreciation and amortization in the quarter was $44 million. The company increased the funding of its worldwide pension and post-retirement plans with cash contributions of $79 million during the quarter.

New Laser Product Line Rollout Continues
Adding breadth and depth to the most award-winning line of laser printers in the United States1 during the first quarter, Lexmark introduced nine new monochrome laser multifunction products (MFPs). The new Lexmark X264dn, X360 Series and X460 Series pack powerful productivity and performance into compact devices for small and medium workgroups in any size organization. Between the fall of 2008 and spring 2009 announcements, the company will introduce 70 new laser models building upon its world class products and solutions and significantly expanding Lexmark’s presence in high usage MFP and color laser segments.

Important Milestone Achieved With U.S. Retail Expansion
Lexmark announced during the first quarter that it is increasing and broadening the company's distribution of award-winning printers at the following retailers: Staples, Office Depot, OfficeMax, InkStop, MicroCenter and Fry's. The announcement of these retail partnerships is a key milestone in Lexmark’s strategy to become a premier printing solutions provider for the small business marketplace and increases the company’s ability to reach higher usage customers. The products being placed at these locations, consisting primarily of the company's Professional Series line of printers and all-in-ones (AIOs), were developed to meet the needs of small office, home office, and small and medium business professionals. The Professional Series product line includes wireless color AIOs, as well as monochrome and color lasers.

Lexmark Announces Additional Restructuring Actions
As part of the company’s ongoing plan to consolidate manufacturing capacity and reduce costs and expenses worldwide, Lexmark today also announced additional restructuring actions. These actions include the planned closure of  its inkjet cartridge manufacturing facility in Juárez, Mexico, by the end of the first quarter of 2010 as well as the continued restructuring of the company’s worldwide work force. This April 2009 Restructuring Plan is expected to impact about 360 positions, with approximately 270 coming from the closure of the Juárez, Mexico, facility. The company expects the April 2009 Restructuring Plan will result in pretax charges of approximately $50 million with cash costs estimated at $10 million. Restructuring charges in the first quarter of 2009 related to the April 2009 Restructuring Plan were $2 million. Lexmark expects this action to be substantially completed by the end of the first quarter of 2010 and currently expects total 2010 savings of more than $20 million, with more than $5 million in savings in 2009.

Looking Forward
In the second quarter of 2009, the company currently expects a revenue decline comparable to the first quarter 2009 decline, and GAAP earnings per share to be around $0.17 to $0.27, or $0.50 to $0.60 excluding $0.33 restructuring-related charges. GAAP EPS in the second quarter of 2008 were $0.89, or $0.96 excluding $0.07 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 93565725. This telephone replay of the conference call will be available through April 28, 2009.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2008, Lexmark sold products in more than 150 countries and reported $4.5 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, economic uncertainty and deteriorating worldwide economic conditions, including unprecedented financial market disruption; fluctuations in foreign currency exchange rates; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; restrictions on credit globally; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; inability to be successful in the higher-usage segments of the inkjet market; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; the inability to meet customer product requirements on a cost competitive basis; failure to implement workforce reductions and execute planned cost reduction measures; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct;

reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

1Based on awards for printers and printer-based MFPs announced in 2008 by the top U.S. tech publications and independent printer test labs.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2009	2008
Revenue	$944.1	$1,175.1
Cost of revenue (1) (2)	610.7	739.6
Gross profit	333.4	435.5

Research and development	97.4	105.5
Selling, general and administrative (1) (2)	158.9	209.0
Restructuring and related charges (reversals) (1) (2)	2.5	(1.3)
Operating expense	258.8	313.2

Operating income	74.6	122.3

Interest (income) expense, net	5.1	(7.5)
Other (income) expense, net	(1.1)	1.4

Earnings before income taxes	70.6	128.4

Provision for income taxes (3)	11.4	26.7
Net earnings	$59.2	$101.7

Net earnings per share:
Basic	$0.76	$1.07
Diluted	$0.75	$1.07

Shares used in per share calculation:
Basic	78.1	95.2
Diluted	78.4	95.4

(1)
Amounts for the three months ended March 31, 2009, include total restructuring-related charges and project costs of $12.8 million with $4.9 million and $5.4 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.5 million in Restructuring and related charges (reversals).

(2)
Amounts for the three months ended March 31, 2008, include total restructuring-related charges and project costs of $12.6 million with $5.3 million and $8.6 million included in Cost of revenue and Selling, general and administrative, respectively, partially offset by the ($1.3) million reversal in Restructuring and related charges (reversals).

(3)	Amount for the three months ended March 31, 2008, includes a $6.7 million benefit from the reversal of previously accrued taxes primarily due to the settlement of a tax audit.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$146.5	$279.2
Marketable securities	664.4	694.1
Trade receivables, net	415.0	427.3
Inventories	429.8	438.3
Prepaid expenses and other current assets	225.5	223.8
Total current assets	1,881.2	2,062.7

Property, plant and equipment, net	874.5	863.2
Marketable Securities	24.7	24.7
Other assets	291.8	314.8
Total assets	$3,072.2	$3,265.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$11.1	$5.5
Accounts payable	473.2	557.1
Accrued liabilities	616.8	694.9
Total current liabilities	1,101.1	1,257.5

Long-term debt	648.8	648.7
Other liabilities	462.5	547.1
Total liabilities	2,212.4	2,453.3

Stockholders' equity:
Common stock and capital in excess of par	803.8	804.4
Retained earnings	751.7	692.5
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(291.2)	(280.3)
Total stockholders' equity	859.8	812.1
Total liabilities and stockholders' equity	$3,072.2	$3,265.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q09	1Q08
GAAP	$59	$102
Restructuring-related charges & project costs	11	9
Non-GAAP	$70	$111

Earnings Per Share Guidance	2Q09	2Q08
GAAP	$0.17 to $0.27	$0.89
Restructuring-related charges & project costs	0.33	0.07
Non-GAAP	$0.50 to $0.60	$0.96

Note:
Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company.
These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	1Q09	1Q08
GAAP	35.3%	37.1%
Restructuring-related charges & project costs	0.5%	0.4%
Non-GAAP	35.8%	37.5%

Operating Expense (In Millions)	1Q09	1Q08
GAAP	$259	$313
Restructuring-related charges & project costs	(8)	(7)
Non-GAAP	$251	$306

Operating Income (In Millions)	1Q09	1Q08
GAAP	$75	$122
Restructuring-related charges & project costs	13	13
Non-GAAP	$87	$135

Operating Income Margin (%)	1Q09	1Q08
GAAP	7.9%	10.4%
Restructuring-related charges & project costs	1.4%	1.1%
Non-GAAP	9.3%	11.5%

Note:

Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the
Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.